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Exhibit 10(p)

TENET EXECUTIVE SEVERANCE PROTECTION PLAN (TESPP)

        The Tenet Executive Severance Protection Plan (the "Plan") will provide Covered Executives (as defined herein) of the Company with certain cash severance payments and/or other benefits in the event of a termination of the Executive's employment as a result of a Qualifying Termination (as defined herein) or under certain other circumstances following a Change of Control (as defined herein). The Plan will become effective upon the execution and delivery of an Acknowledgement and Agreement by the Covered Executive agreeing to be bound by the terms of the Plan. Once accepted, the Plan will supercede and replace any and all prior and existing plans, arrangements, and agreements between the Covered Executive and the Company regarding benefits following a Qualifying Termination and/or a Change of Control except for any benefits which are set forth in the Company's SERP but not clearly delineated in the Plan itself.

        1.    Covered Executive(s).

        The benefits of the Plan will be provided to eligible executives who have a Qualifying Termination and execute Tenet's standard Severance Agreement and General Release at the time of the termination, and to eligible executives under defined circumstances following a Change of Control. Eligibility to participate in the Plan will be offered to all executives holding the positions of Senior Vice President, Executive Vice President, and the five Reporting Officers holding the positions of Chief Executive Officer, President, Chief Corporate Officer, Chief Financial Officer, and Vice Chairman. The newly-created position of Executive Vice Chairman is expressly excluded from the Plan.

        Executives described in this paragraph are "Covered Executive(s)".

        2.    Qualifying Terminations.

        A Covered Executive is entitled to severance benefits under the Plan if:

          a)    The Executive is terminated involuntarily by the Company without cause. The term "cause" shall include the following: dishonesty, fraud, willful misconduct, breach of fiduciary duty, conflict of interest, commission of a felony, a material failure or refusal to perform one's job duties in accordance with Company policies, or other wrongful conduct of a similar nature and degree. Notwithstanding, a failure to meet or achieve business objectives, as defined by the Company, shall not be considered cause so long as the Executive has devoted his/her best efforts and attention to the achievement of those objectives.

          b)    The Executive resigns following a "good reason," meaning: (i) a material reduction in the Executive's job duties; (ii) a reduction of ten percent (10%) or more in the Executive's combined base salary and target annual bonus, (iii) a material reduction in the Executive's retirement or supplemental retirement plan benefits, or (iv) an involuntary relocation of the Executive's primary workplace fifty (50) miles or more from its location at the time of the Qualifying Termination. In the case of (ii) and (iii) above, such reduction shall not constitute good reason if it results from a general across-the-board reduction for executives at a similar job level within the Company.

        Terminations described in this paragraph are "Qualifying Termination(s)".

        3.    Cash Severance Payments.

        Following a Qualifying Termination, a Covered Executive will be entitled to receive severance payments at an annual rate equivalent to the Executive's annual salary and target bonus at the time of the Qualifying Termination for (a) 3 years in the case of a Covered Executive who is also one of the four Reporting officers listed above, and (b) 2 years in the case of all other Covered Executives. The 3-year and 2-year periods are referred to as the "Severance Period." Cash payments will be made on the Company's ordinary payroll schedule, subject to the Executive's continued compliance with the restrictive covenants described below (the "Restrictive Covenants").

        4.    Benefit Continuation.

        Following a Qualifying Termination, a Covered Executive will continue to receive during the Severance Period (a) health and welfare benefits, (but excluding Long Term Disability Insurance) on the same terms as such benefits are provided to executives at the same level employed by the Company during the Severance Period, (b) car allowance in the same amount as was provided the Executive at the time of the Qualifying Termination, and (c) such other benefits and perquisites, including ExecuPlan and mortgage differential benefits, if applicable, (but excluding club memberships and personal use of Company aircrafts) as were provided the Executive at the time of the Qualifying Termination. If a Covered Executive obtains employment during the Severance Period, his/her receipt of the benefits provided in (a) above will be mitigated to the extent equivalent coverage is provided by the Executive's new employer.

        5.    Age and Service Credit for Retirement Plans.

        Covered Executives who are participants in the Company's Supplemental Executive Retirement Plan (SERP) at the time of a Qualifying Termination will receive age and service credit for purposes of SERP for the Severance Period. Any actual payment of retirement benefits under SERP will be made in accordance with the terms of the SERP, but not before the end of the Severance Period.

        6.    Option Acceleration.

          a)    Qualifying Termination.    In the event of a Qualifying Termination, any options granted a Covered Executive after January 8, 2003 and any options granted the Executive prior to January 8, 2003 with an option price greater than $16.90 will accelerate and become fully vested. All of an Executive's vested options will then be exercisable until the end of the Severance Period unless by their terms they expire sooner or unless the Covered Executive has attained, or would have attained "Normal Retirement Age" under the Tenet Healthcare Corporation Stock Incentive Plan had he/she remained employed during the Severance Period, in which case the Executive will be treated as a retiree under the Stock Incentive Plan and any vested options will continue to be exercisable for the remainder of their term. Any options that are not subject to acceleration under this paragraph will continue to vest according to their terms and will continue to be exercisable according to the terms of their original grant. No Covered Executive will be entitled to any new stock option grant during the Severance Period.

          b)    Following a Change Of Control.    In the event of a Change of Control, as defined herein at Paragraph 13, those executives who are eligible to participate in the Plan but have not had a Qualifying Termination will be entitled to the immediate acceleration and vesting of all their unvested options if such options are not assumed and/or substituted with equivalent options in connection with the Change of Control. In such case, the vested options shall then be exercisable according to the terms of the option plan.

        7.    IRC Section 280G Gross-Up.

        Notwithstanding any term to the contrary in any existing Company plan or agreement, the Company will provide Covered Executives with gross-up payments for any excise taxes resulting from Internal Revenue Code Section 280G incurred as a result of severance benefits provided under this Severance Plan or any other Company benefit plan.

        8.    Relocation Benefits.

        This paragraph shall apply only to Covered Executives who are currently entitled to receive relocation benefits following a Qualifying Termination under an existing agreement with the Company.

This Plan, once accepted by the Executive, will supercede and replace any prior agreement regarding such benefits. Under this Plan, the Covered Executive who has a Qualifying Termination shall be entitled to a "Basic Round Trip" which consists of the following relocation benefits: (a) one house-hunting trip and related expenses to search for real property in the general area (i.e. within fifty (50) miles) from which the Executive previously relocated, (b) home sale commissions and closing costs in connection with the sale of the Executive's home in the area from which the Executive is relocating, (c) household goods moving expense and (d) relevant tax gross up for costs reimbursed under clauses (a), (b) and (c) above. The relocation benefits provided by this paragraph will expire January 8, 2006 and thus be inapplicable to any Qualifying Termination after that date.

        Any future agreement for relocation benefits between the Company and one of its executives shall be granted only at the time of hire or transfer and shall be limited to the same benefits as provided in (a) through (d) above and for a term of no more than three years.

        9.    Restrictive Covenants.

        A Covered Executive's right to receive any severance benefits under this Plan following a Qualifying Termination is expressly conditioned upon the Covered Executive's executing a severance agreement at the time of termination in a form acceptable to the Company. The severance agreement will contain certain restrictive covenants concerning confidentiality, non-disparagement, and cooperation as well as a general release of the Company. In addition, the severance agreement will impose restrictions on the Executive with respect to the solicitation of customers, employees and suppliers for a period of 2 years in the case of Covered Executives who are among the four Reporting Officers listed above, and one (1) year in the case of other Covered Executives.

        The agreements and covenants of the Covered Executive in such severance agreement are referred to herein as the "Restrictive Covenants".

        10.    Deferred Compensation.

        Any deferred compensation to which a Covered Executive is entitled under the Company's executive deferred compensation plan or any other similar plan or agreement will be distributed at the time of a Qualifying Termination based on the participant's then current distribution election.

        11.    Integration with Existing Agreements.

        In order to achieve one uniform severance plan for senior executives of the Company, this Executive Severance Protection Plan, once accepted by a Covered Executive, will replace and supersede any and all existing arrangements, agreements, contracts and/or plans, whether oral or in writing, which the Executive might have with the Company, as they relate either to severance benefits to which the Executive is entitled following an event constituting a Qualifying termination, or as they relate to any benefits to which the executive may be entitled following a Change of Control. This includes, but is not limited to, any benefits set forth in the existing 1996 Santa Barbara Relocation Plan and the October 1995 Change of Control Severance Plan. It does not include, however, any benefits which are set forth in the Company's SERP (described in paragraph 5 above), but which are not clearly delineated in this Severance Protection Plan.

        12.    Expiration of Severance Protection Coverage.

        To the extent permitted by law, eligibility for participation in this program by a Covered Executive shall cease upon the first day of the Tenet fiscal year in which the participant will reach age 65.

        13.    Change of Control Legal Payments.

        The Company agrees to reimburse any Executive for any legal fees and expenses the Executive reasonably incurs in seeking to obtain benefits under this Plan in the event there is a Change of

Control and the Company fails to provide the benefits prescribed herein to which the Executive is entitled.

        14.    Change of Control.

          a)    A "Change of Control" of the Company shall be deemed to have occurred if: (i) any Person is or becomes the beneficial owner directly or indirectly of securities of the Company representing 20% or more of the combined Voting Stock of the Company or; (ii) individuals who, as of April 1, 1994, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that (a) any individual who becomes a director of the Company subsequent to April 1, 1994, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board and (b) no individual who was elected initially (after April 1, 1994) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or any other actual or threatened solicitations of proxies or consents by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

          b)    "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, together with all Affiliates and Associates of such Person, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any subsidiary of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan.

          c)     "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          d)    "Voting Stock" with respect to corporation shall mean shares of that corporation's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

        15.    Successors and Assigns.

        The Tenet Executive Severance Protection Plan is intended to be a binding agreement and thus shall be binding on the Company's successors and assigns as it relates to the rights of any eligible executive who has executed a written Acknowledgement and Agreement signed by the Company agreeing to be covered by this Plan. The Company, in its sole discretion, retains the right to alter or terminate the Plan with respect to the future participation in the Plan of any new or yet to be covered executive.

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TENET EXECUTIVE SEVERANCE PROTECTION PLAN (TESPP)